RENAVOTIO
601 South Boulder Ave, Suite 600, Tulsa, OK 74119

August 3, 2020

PPE Solutions Group, LLC
395 Broadway,
New York, NY 10013
Attention: Kyle Barnette

Letter of Intent

Dear Kyle Barnette

WHEREAS, Renavotio, Inc. Aka/Success Entertainment Group, International, Inc., (the "**Buyer**"), Proposes to enter into this term sheet ("**Termsheet**") that memorializes the principal terms upon which (the "**Buyer**") proposes to acquire 100% of the issued and outstanding equity interests (including without limitation any and all options, warrants and securities convertible into equity interests, the "**Equity Interests**") of PPE Solutions Group, LLC, a Wyoming limited liability company located at 395 Broadway, New York, NY 10013. (the "**Company**"), via a stock offer as described below (the "**Acquisition**"). This term sheet is non-binding, except for those terms expressly stated to be binding.

Buyer is the public company Renavotio, Inc. Aka/Success Entertainment Group, International, Inc., ("OTC:SEGN") and is seeking to secure private financing. Buyer and the Company will seek to enter into definitive documentation among themselves and the holders of the Equity Interests by August 31, 2020 and to the satisfaction of all parties the closing conditions in the definitive documentation, but no later than August 31, 2020 or another date mutually agreed by Buyer and the Company.

Upon execution of this Termsheet, the parties shall work in good faith to complete the Acquisition, including by meeting the following interim goals: (1) the Company shall promptly make its information and personnel available for Buyer's due diligence review; (2) Buyer shall promptly after the date hereof prepare and deliver a draft purchase agreement and other draft transaction documents (including draft employment agreements for Key Personnel (as defined below), which the parties shall seek to negotiate into the final form of definitive purchase agreement for the Acquisition (the "**Definitive Agreement**") and the final forms of the other transaction documents, prior to August 31, 2020; (3) the parties shall seek approval for the Acquisition, based on the Definitive Agreement and the final forms of the other transaction

documents, from their respective boards or other governing bodies or persons, no later than August 31, 2020; (4) Buyer, the Company and the holders of the Equity Interests shall execute the Definitive Agreement, no later than August 31, 2020; (5) the Company shall (i) coordinate the sales process with all holders of the Equity Interests, (ii) promptly after the date hereof provide to Buyer financial statements of the Company, in form and substance sufficient to facilitate the IPO, and (iii) provide Buyer with materials, access and information in connection with Buyer's due diligence review of the Company; and (6) subject to the satisfaction of all parties the closing conditions in the definitive documentation, the parties shall close the Acquisition reasonably promptly after Buyer closes the described terms below.

Proposed Principal Terms of Acquisition

Buyer	Success Entertainment Group International, Inc., a Nevada corporation ("**Buyer**").
Company	PPE Solutions Group, LLC, a Wyoming limited liability company located, (together with its subsidiaries, the "**Company**").
Holders of Equity Interests	The holders of the Equity Interests will execute the Definitive Agreement to sell their respective Equity Interests to Buyer.
Acquisition	Buyer shall acquire 100% of the Equity Interests of the Company for an aggregate purchase price of Two Million US Dollars, ($2,000,000.00), subject to adjustment based on Buyer's due diligence review, any third party valuation reports of the Company that Buyer may obtain and any adjustment terms set forth in the Definitive Agreement (the "**Purchase Price**"), with the intent to operate the Company as a wholly-owned subsidiary of Buyer. The Purchase Price shall be paid as follows: subject to adjustment, (i) Two Million Dollars, ($2,000,000.00) worth of Success Entertainment Group International, Inc., ("OTC:SEGN") common stock, calculated at $.07 a share or the closing price the day of the close whichever is higher. ("**Stock Consideration**"). Upon the Closing, 100% of the equity capital and voting securities of the Company shall be owned by Buyer free and clear of any and all liens or debt. The company will also form to the satisfaction of the Company' equity interest holders three operating subsidiaries to provide management, production workers and a distribution network for Company's products as per attached Schedule 1.
Additional Company Investment	At closing the Buyer with have secured the additional working capital including the funding of the proposed PPE, mask plant to finance immediate growth activities, including product development and investments in sales and marketing as per attached Schedule 1. The parties shall execute and deliver such agreements, documents and instruments as may be necessary and appropriate to effectuate the

Capital Investment and any Equity Investment. The Company and the Key Personnel shall work with Buyer to provide a detailed forecast, including capital needs and investments for the calendar years 2020 and 2021, to assist Buyer in its capital allocation planning.

Good Faith Efforts

Both Buyer and the Company recognize that timing is of the essence and shall cooperate and act in good faith to close the transactions contemplated herein, including obtaining signatures and consents from all holders of Equity Interests, and other third parties as necessary, providing all financial statements or other documents requested by Buyer to help it complete all securities filings (including finalizing financial statements and a description of the business) and cooperating with Buyer and SEGN (including participating in roadshows and reviewing and preparing marketing material related to Company) or equivalent private funding.

With respect to financial statements, Buyer has engaged outside auditors, with the right to change to an approved firm to audit and review the Company's financial statements in compliance with PCAOB standards, including all opinion letters and other documents as shall be necessary to allow the Company to be acquired by Buyer pursuant to all applicable SEC and other rules and regulations and to allow Buyer to timely file all necessary securities filings with the SEC (collectively, the "**Audit**").

Exclusivity and Operations during the Exclusivity Period (Binding Term)

In consideration of the time and expense that Buyer is incurring to close the contemplated transactions (including paying certain Company transaction expenses whether or not the Acquisition closes as described below), the Company agrees that from the date hereof until September 30, 2020 (the "**Exclusivity Period**"), the Company and its Key Personnel, representatives, officers, employees, members, directors, agents, advisors, shareholders and affiliates (i) shall not initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposals, letters of intent, term sheets, equity purchase agreements, asset sale agreements (other than the sale of assets in the ordinary, normal, customary course of business), or other similar contracts or "change of control" arrangements with any third party, or enter into any other agreement to purchase securities or provide debt to the Company that can convert into securities, or enter into any other contracts or arrangements (not including those that are entered into in the ordinary course of business) that may cause undue delay or a material change in the Company and (ii) shall operate the Company solely in the ordinary course thereof consistent with past practices.

Confidentiality (Binding Term)

The parties shall not disclose, without the written consent of the other, the existence or terms of this Termsheet or the proposed Acquisition to

any third party, except and only to the extent such disclosure is necessary to facilitate the Acquisition, required by applicable law or requested by regulatory authority, for a period of one (1) year from the date of this Termsheet. Buyer shall be permitted to disclose this Termsheet and other information relating to Company, as necessary or appropriate in Buyer's judgment in connection with Buyer's raising capital, or as otherwise necessary to comply with securities laws in the opinion of Buyer's securities counsel. The Company may disclose this Termsheet to its Board, members, equity holders, noteholders, agents and advisors.

Expense Reimbursement (Binding Term)	Buyer shall reimburse reasonable third-party legal expenses of the Company related to documentation and review of the transactions proposed herein, whether or not the Acquisition is closed, up to a maximum of $75,000; *provided, however*, that if the Company violates any of the binding provisions of this Termsheet, any obligation of Buyer to reimburse any such expenses will be null and void.
Key Personnel Employment Agreements	Upon the execution of this Termsheet, Buyer and Mr. Kyle Barnette. and certain designated parties (collectively, the "**Key Personnel**") shall enter into discussions related to mutually acceptable three-year employment agreements that would be entered into in conjunction with the Closing and will include salaries, management bonus pool, participation in Buyer's incentive compensation plan (when available) and retention payments to incentivize Key Personnel and other employees and to retain their services. Such employment agreements shall also contain provisions detailing what would happen upon a departure and termination For Cause and termination Not For Cause.
Transferability of Buyer Common Stock Received	All Buyer common stock received as acquisition consideration by holders of Company notes, Company common stock or other Company equity interests or securities shall be subject to customary contractual lockup provisions imposed by the SEC, typically 180 days after the transaction. In addition, such Buyer common stock shall not be registered with the SEC and may only be resold (i) if in compliance with an applicable exemption from registration (typically, no resales by any such holders for six months after purchase; and thereafter, no resales by any such holders who are directors, officers or significant shareholders ("**affiliates**") of Buyer unless in compliance with SEC volume and other restrictions) or (ii) under a "resale registration" of such Buyer common stock. Such Buyer common stock shall bear customary "restricted stock" legends until resold in compliance with an applicable exemption or under a resale registration. Resales would also be prohibited during any time that any prospective seller has material information about Buyer that has not yet been released to the public.

One or more registration rights agreements will be entered into in conjunction with the Closing, under which Key Personnel, as a group, shall have a demand registration right, upon the exercise of which right Buyer shall, at its own expense, and on a best efforts basis, complete all filings with the SEC that are necessary to facilitate a registered resale, and Key Personnel and other parties receiving shares in this transaction shall have piggyback registration rights, allowing the group to resell shares on any resale registration statement filed by Buyer on behalf of one or more investors, on a pro-rata basis.

Notwithstanding the foregoing, holders of registration rights shall agree to reasonably cooperate and coordinate any resales of Buyer's common stock with Buyer. In connection with such cooperation, prior to any resale under a registration statement or otherwise, Buyer shall have the option to acquire the selling shareholder's Buyer common stock for a price equivalent to the price the selling shareholder would receive in a regular-way brokerage transaction.

Termination(Binding Term) This Termsheet will automatically terminate and be of no further force and effect upon the earlier of: (i) the execution of the Definitive Agreement by the parties, (ii) mutual agreement of the parties, (iii) Buyer's abandonment of its plans for an IPO, (iv) the occurrence of a material, uncured breach of the binding terms of this Termsheet, and (v) August 31, 2020.

Miscellaneous (Binding Terms) This Termsheet supersedes and replaces in its entirety any oral or written agreement between the Company and Buyer relating to the subject matter hereof.

No binding agreement providing for the Acquisition will be deemed to exist unless and until a Definitive Agreement between Buyer, the Company and holders of the Equity Interests is executed and delivered, and unless and until a Definitive Agreement is executed and delivered, none of the parties will have any legal obligation to any other party of any kind with respect to the Acquisition or otherwise; except that the terms herein in the sections entitled Due Diligence, Exclusivity and Operations during the Exclusivity Period, Confidentiality, Expense Reimbursement, Termination and Miscellaneous shall be legally binding upon the parties.

If any of the foregoing binding terms of this Termsheet, as applied in any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Termsheet, the application of such provision in any other circumstance, or the validity or enforceability of the remaining binding terms of this Termsheet.

This Termsheet shall be governed by Nevada law, without reference to conflicts of laws provisions thereof.

[Signatures on the following page]

PPE Solutions Group, LLC We look forward to consummating this transaction as soon as possible. If the foregoing terms and conditions are acceptable, please sign below and return to us.

Sincerely,

Renavotio, Inc. Aka/

Success Entertainment Group Int., Inc.

____
William C. Robinson
Chief Executive Officer

Acknowledged and agreed to be
legally binding the on Company as set forth herein:

PPE Solutions Group, LLC

____
Kyle Barnette
Chief Executive Officer

SCHEDULE 1

CORPORATE STRUCTURE AND MASK PLANT PROFORMA